Exhibit 2.1

Execution Version

ACQUISITION AGREEMENT

BY AND AMONG

SURF AIR MOBILITY INC.,

SURF AIR GLOBAL LIMITED,

SURF AIR INC.,

SAC MERGER SUB INC.,

AND

SOUTHERN AIRWAYS CORPORATION

Dated as of March 17, 2021

i

ii

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of March 17, 2021, by and among Surf Air Global Limited, a British Virgin Islands company (“Surf Holdings”), Surf Air Inc., a Delaware corporation (“Surf Air”), Surf Air Mobility Inc., a Delaware corporation and wholly owned subsidiary of Surf Holdings (“NewCo”), SAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”, and together with Surf Air, NewCo and Surf Holdings, the “Surf Entities”), and Southern Airways Corporation, a Delaware corporation (the “Company”, and together with the Surf Entities, also referred to herein as the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Surf Holdings intends to effect a series of related business combination transactions pursuant to which (i) a newly-formed wholly-owned subsidiary of NewCo would be merged with and into Surf Holdings after which Surf Holdings would be a wholly-owned subsidiary of NewCo, (ii) either (a) a newly-formed wholly-owned subsidiary of NewCo would be merged with and into Ampaire, Inc. (“Ampaire”) after which Ampaire would be a wholly-owned subsidiary of New Holdco (the “Ampaire Transaction”) or (b) an Ampaire Equivalent Transaction would be consummated, and (iii) a newly-formed wholly-owned subsidiary of NewCo would be merged with and into a special purpose acquisition company (the “SPAC”) after which the SPAC would be a wholly-owned subsidiary of NewCo, and following all of these transactions NewCo would own directly or indirectly all or substantially all of the assets, business and operations of each of Surf Holdings, Ampaire (in the event the Ampaire Transaction is consummated) and the SPAC (collectively, the “Business Combination”) and, by reason of the Merger (defined below), the Company;

WHEREAS, Surf Holdings, Surf Air, NewCo, Ampaire Merger Sub Inc., a Delaware corporation, and Ampaire, entered into that certain Acquisition Agreement (the “Ampaire Acquisition Agreement”), dated as of February 14, 2021 pursuant to which the Ampaire Transaction will be consummated;

WHEREAS, NewCo may enter into subscription agreements with certain investors for such investors to subscribe for newly issued shares of NewCo Common Stock (as defined below) concurrently with the closing of the Business Combination (the “PIPE Investment”);

WHEREAS, in connection with and prior to the consummation of the Business Combination, NewCo will file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-4 or such other available form for registration with the SEC (as amended or supplemented from time to time, the “Registration Statement”) pursuant to which the stockholders of each of Surf Holdings, Ampaire and the SPAC will receive in the Business Combination, and the stockholders of the Company will receive in the Merger, shares of common stock in NewCo registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “NewCo Common Stock”);

WHEREAS, the Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) to be conditioned on the closing of, and to be consummated simultaneously with the Business Combination, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of  NewCo;

WHEREAS, the respective Boards of Directors of each of the Parties believe it is advisable and in the best interests of each entity and its respective stockholders to consummate the Merger and have approved this Agreement and the transactions contemplated hereby, pursuant to which, subject to the terms and conditions set forth herein, the Merger shall occur;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time, all of the issued and outstanding Company Capital Stock shall be cancelled and extinguished, and converted into the right to receive shares of NewCo Common Stock and the other consideration set forth herein;

WHEREAS, as a condition and inducement to the Surf Entities to consummate the transactions contemplated by this Agreement, within fourteen (14) days of Surf Air’s request, the Company shall use reasonable best efforts to deliver to Surf Air from each Stockholder listed on Schedule A hereto (collectively, the “Key Stockholders”), a duly executed voting and support agreement in the form attached as Exhibit A (collectively, the “Voting and Support Agreements”), pursuant to which each Key Stockholder shall agree to vote, or cause to be voted, on every action or approval by written consent of holders of Company Capital Stock, including the Requisite Stockholder Consent, all of its Company Capital Stock in favor of (i) this Agreement, (ii) the Merger, and (iii) and the other transactions contemplated hereby;

WHEREAS, as promptly as practicable following the execution and delivery of this Agreement and the date the Registration Statement is declared effective by the SEC, and as a condition and inducement to the Surf Entities to consummate the transactions contemplated by this Agreement, the Company shall seek to obtain and, when obtained, shall deliver to Surf Air a true, correct and complete copy of an executed Action by Written Consent of the Stockholders evidencing the approval of (i) this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby, in a form reasonably acceptable to Surf Air (the “Stockholder Written Consent”), executed by (x) the Stockholders holding at least a majority of the voting power of the outstanding shares of the Company Capital Stock, (y) the Stockholders holding at least a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class and (z) the Stockholders holding at least a majority of the outstanding shares of Series B Preferred Stock (the foregoing consents set forth in clauses (x), (y) and (z), collectively, the “Requisite Stockholder Consent”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Transactions, taken together, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; THE MERGER

1.01 Certain Defined Terms. For all purposes of and under this Agreement, capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix A.

1.02 [Intentionally Omitted.]

1.03 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of NewCo. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.04 Effective Time. Unless this Agreement is earlier terminated pursuant to its terms, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI, remotely by exchange of documents and signatures, unless another time or place is mutually agreed upon in writing the parties hereto. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware or the time specified in such filing as the effective time shall be referred to herein as the “Effective Time”).

1.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.06 Organizational Document.

(a) Unless otherwise determined by Surf Air prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Southern Airways Corporation”.

(b) Unless otherwise determined by Surf Air prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.07 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

1.08 Effect of Merger on Capital Stock of the Constituent Corporations and Warrants.

(a) Effect on Company Capital Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Series A Preferred Stock, each share of Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.08 and this Agreement, will be cancelled and extinguished and will be converted automatically into the right of the holder to receive from NewCo the Per Share Series A Merger Consideration upon surrender of the certificate, if any, representing such share of Series A Preferred Stock or, with respect to a share of Series A Preferred Stock represented by book-entry, the deemed surrender of such book entry share, as provided in Section 1.11.

(ii) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Series A-1 Preferred Stock, each share of Series A-1 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.08 and this Agreement, will be cancelled and extinguished and will be converted automatically into the right of the holder to receive from NewCo the Per Share Series A-1 Merger Consideration upon surrender of the certificate, if any, representing such share of Series A-1 Preferred Stock or, with respect to a share of Series A-1 Preferred Stock represented by book-entry, the deemed surrender of such book entry share, as provided in Section 1.11.

(iii) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Series A-2 Preferred Stock, each share of Series A-2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.08 and this Agreement, will be cancelled and extinguished and will be converted automatically into the right of the holder to receive from NewCo the Per Share Series A-2 Merger Consideration upon surrender of the certificate, if any, representing such share of Series A-2 Preferred Stock or, with respect to a share of A-2 Preferred Stock represented by book-entry, the deemed surrender of such book entry share, as provided in Section 1.11.

(iv) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Series B Preferred Stock, each share of Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.08 and this Agreement, will be cancelled and extinguished and will be converted automatically into the right of each Person to receive from NewCo the Per Share Series B Merger Consideration upon surrender of the certificate, if any, representing such share of Series B Preferred Stock or, with respect to a share of Series B Preferred Stock represented by book-entry, the deemed surrender of such book entry share, as provided in Section 1.11.

(v) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including each restricted share of Company Common Stock issued and outstanding immediately prior to the Effective Time, which, if unvested, shall automatically vest as provided in Section 1.08(b)), upon the terms and subject to the conditions set forth in this Section 1.08 and this Agreement, will be cancelled and extinguished and will be converted automatically into the right of the holder to receive the Per Share Common Stock Consideration upon surrender of the certificate, if any, representing such share of Company Common Stock, or, with respect to a share of Company Common Stock represented by book-entry, the deemed surrender of such book entry share, as provided in Section 1.11.

(vi) Notwithstanding anything set forth in this Section 1.08, Dissenting Shares will be treated as set forth in Section 1.10.

(b) Effect on Restricted Company Common Stock .Immediately prior to the Effective Time, each unvested restricted share of Company Common Stock then issued and outstanding shall automatically and without any action on behalf of the holder thereof vest. At the Effective Time, each restricted share of Company Common Stock shall be treated as Company Common Stock as set forth in Section 1.08(a)(v).

(c) Treatment of Warrants. At the Effective Time, any Warrant that is outstanding and unexercised shall by its terms expire without consideration, and shall not be assumed or otherwise replaced by NewCo in any respect. Prior to the Effective Time, the Company shall provide notice to the holders of the Warrants of the transaction contemplated here by in accordance with the terms of the Warrants.

(d) Consideration; Assumption of Scheduled Indebtedness. For the avoidance of doubt, in no event shall the sum of the aggregate amount of the Per Share Series A Merger Consideration, the Per Share Series A-1 Merger Consideration, the Per Share Series A-2 Merger Consideration, the Per Share Series B Merger Consideration and the Per Share Common Stock Consideration exceed the Aggregate Merger Consideration. In connection with the Merger, the Surviving Corporation shall, directly or indirectly, whether by operation of law or otherwise, assume each Contract set forth on Section 2.02(c) of the Disclosure Schedule pursuant to which any Indebtedness of the Company or any Subsidiary is outstanding or may be incurred or guaranteed (the “Scheduled Indebtedness”).

(e) Effect on Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall remain outstanding. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Exchange Ratio Not Determinative of Fair Market Value. Each of the parties hereto hereby acknowledges and agrees that the cash and shares of NewCo Common Stock representing the Aggregate Merger Consideration (i) is a value that has been negotiated at arm’s length by the parties solely for purposes of this Agreement and the transactions contemplated hereby, (ii) is not necessarily indicative of the fair market value of the shares of the Company Capital Stock as of the date hereof or as of the Closing Date, and (iii) may not be equal to the fair market value attributed to the shares of Company Capital Stock in any independent third-party valuation reports commissioned subsequent to the Closing.

(g) Fractional Shares. The aggregate number of shares of NewCo Common Stock issuable to each holder of Company Preferred Stock and/or Company Common Stock in connection with the Closing or pursuant to Section 5.16, as applicable, shall be rounded to the nearest whole number of NewCo Common Stock, and there shall be no payment in cash in lieu of fractional shares to which a holder of Company Preferred Stock and/or Company Common Stock would otherwise be entitled.

1.09 Withholding Taxes. The Company, the Exchange Agent, the Surf Entities and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or foreign Tax law or under any applicable Legal Requirements (including, without limitation, (x) as a result of the failure of the Company to deliver the FIRPTA Compliance Certificate or (y) upon the payment of any amount properly taxed as compensation. To the extent such amounts are so deducted or withheld (or caused to be deducted and withheld) and timely paid to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid). No later than five (5) days before deducting or withholding any amount, the Surf Entities shall notify the Person in respect of which it believes any such deduction or withholding will be required, and shall provide such Person with the opportunity to provide such forms, certificates or other evidence to reduce the amount of, or eliminate the necessity for, any such deduction and withholding.

1.10 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.08, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 1.10(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.08, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Surf Air (i) prompt notice of any written demand for appraisal or notice of dissent received by the Company pursuant to the applicable provisions of the DGCL (each an “Appraisal Demand”) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such Appraisal Demands. The Company shall not, except with the prior written consent of Surf Air, make any payment with respect to any such Appraisal Demands or offer to settle or settle any such Appraisal Demands. Any communication to be made by the Company to any Stockholder with respect to such Appraisal Demands shall be submitted to Surf Air in advance and shall not be presented to any Stockholder prior to the Company receiving Surf Air’s written consent. Notwithstanding the foregoing, to the extent that the Company makes, prior to the Closing, any payment or payments in respect of any Dissenting Shares in excess of the value of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (the “Dissenting Share Payments”), NewCo and Surf Air shall be entitled to deduct the amount of such Dissenting Share Payments from the Aggregate Merger Consideration in accordance with the terms hereof.

1.11 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, NewCo and Surf Air shall appoint an exchange and paying agent (the “Exchange Agent”) for the Merger.

(b) Issuance of NewCo Common Stock. Prior to or at the Effective Time, NewCo shall issue such number of shares of NewCo Common Stock equal to the Aggregate Stock Consideration and deliver such shares to the Exchange Agent.

(c) Exchange Procedures. A reasonable period prior to the Effective Time, the Company and NewCo shall cause the Exchange Agent, as soon as reasonably practicable following satisfaction or waiver of the conditions set forth in Article VI and prior to the Effective Time, to mail a letter of transmittal, in a form reasonably acceptable to Surf Air, NewCo and the Company to each Stockholder at the address of such holder as provided by the Company. After receipt of such letter of transmittal and any other documents that Surf Air, NewCo, the Company or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”) of the Stockholder’s shares of Company Capital Stock for the merger consideration into which such shares are convertible in the Merger, each Stockholder shall deliver to the Exchange Agent duly completed and validly executed Exchange Documents and, with respect to any of such Stockholder’s shares of Company Capital Stock represented by certificates (the “Company Stock Certificates”), surrender the Company Stock Certificates representing such Stockholder’s shares of Company Capital Stock to the Exchange Agent for cancellation. Shares of Company Capital Stock represented by book-entry (the “Company Book-Entry Shares”) shall be deemed surrendered for cancellation upon delivery of the Exchange Documents relating thereto. With respect to any shares of Company Capital Stock with respect to which the Stockholder thereof shall have delivered to the Exchange Agent duly completed and validly executed Exchange Documents in accordance with the instructions thereto at least two (2) Business Days prior to the Effective Time, together, with respect to shares of Company Capital Stock represented by Company Stock Certificates, such Company Stock Certificates for cancellation, subject to the terms of Section 1.11(e), NewCo shall cause the Exchange Agent to deliver to such Stockholder promptly after the Effective Time the merger consideration that such Stockholder is entitled to receive pursuant to Section 1.08(a) in respect of such shares of Company Capital Stock, including a certificate or book entry representing the number of whole shares of NewCo Common Stock to which such holder is entitled pursuant to Section 1.08(a), it being agreed and understood that any Company Stock Certificates delivered, or Company Book-Entry Shares deemed delivered, by Stockholders prior to the Effective Time shall not be deemed to be surrendered by the Stockholder or cancelled until the Effective Time and, prior to the Effective Time, at the request of the Stockholder shall be returned to the Stockholder. With respect to shares of Company Capital Stock other than those subject to the prior sentence, within two (2) Business Days of the surrender by a Stockholder of a Company Stock Certificate, if any, or the deemed surrender of Company Book- Entry Shares, with respect to such shares of Company Capital Stock for cancellation to the Exchange Agent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.11(e), NewCo shall cause the Exchange Agent to deliver promptly to such Stockholder the merger consideration that such Stockholder is entitled to receive pursuant to Section 1.08(a) in respect of such shares of Company Capital Stock, including a certificate or book entry representing the number of whole shares of NewCo Common Stock to which such holder is entitled pursuant to Section 1.08(a), and any Company Stock Certificate so surrendered, if applicable, or Company Book-Entry Shares deemed surrendered, shall be cancelled. Until so surrendered, each Company Stock Certificate or Company Book-Entry Shares outstanding after the Effective Time which has been converted into the right to receive the applicable portion of the Aggregate Merger Consideration as set forth herein, will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Aggregate Merger Consideration into which such securities shall have been so converted pursuant to Section 1.08. Subject to Section 1.13, no portion of the Aggregate Merger Consideration will be paid or delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate or Company Book-Entry Shares shall deliver the Exchange Documents pursuant hereto, together any Company Stock Certificate relating thereto.

(d) No Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of NewCo Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to the shares of NewCo Common Stock represented thereby until the holder of record of such Company Stock Certificate or Company Book-Entry Shares shall surrender, or deemed to have surrendered, such Company Stock Certificate or Company Book-Entry Shares, as applicable. Subject to applicable Legal Requirements, following surrender or deemed surrender of any such Company Stock Certificate or Company Book-Entry Shares, there shall be paid to the record holder certificates or book entry shares representing whole shares of NewCo Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NewCo Common Stock.

(e) Transfers of Ownership. If any certificate or book entry for shares of NewCo Common Stock is to be issued in a name other than that in which the Company Stock Certificate or Company Book-Entry Shares surrendered in exchange therefor is registered or if any cash amounts are to be disbursed pursuant to Section 1.08 hereof to a Person other than the Person whose name is reflected on any Company Stock Certificate surrendered or, with respect to Company Book-Entry Shares, on the books and records of the Company, in exchange therefor, it will be a condition of the issuance or delivery thereof in exchange for any Company Stock Certificate surrendered that any such certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to NewCo or the Exchange Agent any transfer or other Taxes required by reason of the issuance of a certificate or book entry for shares of NewCo Common Stock or payment of any portion of the Aggregate Merger Consideration in any name other than that of the registered holder of the certificate or Company Book-Entry Shares surrendered, or established to the reasonable satisfaction of Surf Air, NewCo or the Exchange Agent that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.11, neither the Exchange Agent, Surf Air, NewCo, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.12 No Further Ownership Rights in Company Capital Stock. The merger consideration paid or delivered in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Company Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.13 Lost, Stolen or Destroyed Certificates. Notwithstanding any requirement herein that a Stockholder surrender Company Stock Certificates in order to receive such Stockholder’s applicable portion of the Aggregate Merger Consideration, in the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.08; provided, however, that Surf Air or NewCo may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance reasonably acceptable to Surf Air or NewCo, against any claim that may be made against any Surf Entity, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Surf Air, NewCo, the Surviving Corporation and the officers and directors of Surf Air, NewCo and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Surf Entities, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Surf Air (the “Disclosure Schedule”), as follows:

2.01 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect. The Company has Made Available a true and correct copy of the Company’s Certificate of Incorporation and bylaws, as amended to the date hereof, each in full force and effect on the date hereof (collectively, the “Company Charter Documents”), to Surf Air. The Board of Directors of the Company has not approved or proposed any amendment to any of the Company Charter Documents.

2.02 Company Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 378,189 shares (of which 42,500 are restricted shares as defined in the grant agreements with respect thereto) are issued and outstanding as of the date hereof, and 162,589 shares of Company Preferred Stock, (i) of which 105,556 have been designated as Series A Preferred Stock, of which 105,556 shares are issued and outstanding as of the date hereof, (ii) of which 32,033 have been designated as Series A-1 Preferred Stock, of which 7,033 shares are issued and outstanding as of the date hereof, (iii) of which 25,000 have been designated as Series A-2 Preferred Stock, of which 25,000 shares are issued and outstanding as of the date hereof, and (iv) of which 25,000 have been designated as Series B Preferred Stock, of which 25,000 shares are issued and outstanding as of the date hereof. As of the date hereof, the Company Capital Stock is registered on the books and records of the Company as held by the Persons set forth in Section 2.02(a) of the Disclosure Schedule, which further sets forth as of the date hereof for each such Person the number, class and series of Company Capital Stock registered on the books and records of the Company as held by such Person, the number of the applicable stock certificates issued by the Company representing such shares and the domicile address of such Person as reflected on the books and records of the Company. All outstanding shares of Company Capital Stock and Warrants are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights created by Legal Requirements, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, except as set forth on Section 2.02(a) of the Disclosure Schedule. Except as set forth on Section 2.02(a) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.02(a) of the Disclosure Schedule and this Section 2.02(a) above, the Company has no other capital stock authorized, issued or outstanding.

(b) Neither the Company nor any Subsidiary has in effect any stock option plan or any other plan or agreement providing for equity-based compensation (whether payable in securities, cash or other property) to any Person. The Company has no Company Options outstanding. Section 2.02(b) of the Disclosure Schedule sets forth as of the date hereof for each outstanding Warrant, the name of the holder of such Warrant, the number of shares of Company Capital Stock issuable upon the exercise of such Warrant, the date of grant of such Warrant, and the exercise price of such Warrant. Section 2.02(b) of the Disclosure Schedule sets forth as of the date hereof the outstanding principal, accrued interest and applicable rate of interest of all outstanding loans from the Company to Stockholders.

(c) Section 2.02(c) of the Disclosure Schedule sets forth as of the date hereof a complete and correct list of each Contract to which the Company or any of its Subsidiaries is a party pursuant to which any Indebtedness of the Company or any Subsidiary is outstanding or may be incurred or guaranteed, together with the amount outstanding thereunder. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations, and (iv) guarantees of any of the foregoing of another Person. Except for the execution, delivery and performance of this Agreement, no event has occurred which either entitles or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness to accelerate, or which does accelerate, the maturity of any such Indebtedness. Section 2.02(c) of the Disclosure Schedule sets forth as of the date hereof a complete and correct list of any Indebtedness that entitles or could entitle the holder thereof to any acceleration of such Indebtedness or any change in control or other payments or benefits, together with a listing of such change in control or other payment amounts or other benefits, in each case upon the execution, delivery and performance of this Agreement. Except as set forth on Section 2.02(c) of the Disclosure Schedule, all outstanding Indebtedness of the Company and the Subsidiaries as of the date hereof can be prepaid without penalty.

(d) No bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or any Subsidiary, are issued or outstanding.

(e) No shares of Company Common Stock are issuable upon the exercise of outstanding Company Options. Except for the Warrants, the shares of Company Preferred Stock and as set forth on Section 2.02(a) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, restricted stock, restricted stock unit, phantom stock, profit participation, profits interest or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company or any of its Subsidiaries is a party, and except as set forth on Section 2.02(e) of the Disclosure Schedule there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or “tag-along” rights) of any Company Capital Stock. As a result of the Merger, NewCo will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

2.03 Subsidiaries.

(a) Section 2.03(a) of the Disclosure Schedule lists as of the date hereof the name of each Subsidiary and, to the extent applicable, the Subsidiary that owns the equity interests of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate, limited liability company or partnership power and authority to conduct its business as and to the extent now conducted and to own, use and lease its properties. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign Person in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect. Section 2.03(a) of the Disclosure Schedule lists every state or foreign jurisdiction in which any Subsidiary has employees or facilities or otherwise conducts its business as of the date hereof.

(b) All of the outstanding equity interests of each Subsidiary are validly issued, fully paid and nonassessable, and are owned, beneficially and of record, by the Company or the applicable Subsidiaries free and clear of all Liens other than restrictions under securities laws and the governing documents of the Subsidiaries. There are no outstanding options with respect to any Subsidiary. Except as set forth on Section 2.02(c) of the Disclosure Schedule, neither the Company nor any Subsidiary is party to any agreement pursuant to which such Person has granted preemptive rights, rights of first refusal, registration rights or similar rights to any Person with respect to the equity interests of such Subsidiary or any other Subsidiary or any agreement relating to voting of the equity interests of such Subsidiary or any other Subsidiary. None of the Company and the Subsidiaries, directly or indirectly, owns any capital stock of or other equity interests in any corporation, partnership or other entity or Person other than the Subsidiaries or has entered into any commitment to purchase equity interests issued by any Person.

2.04 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class, the vote of holders of a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, and the vote of holders of at least a majority of the outstanding shares of Series B Preferred Stock. This Agreement and the transactions contemplated hereby (including the Merger) have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.05 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Company Charter Documents or any governing document of any Subsidiary, (ii) any Contract to which the Company or any Subsidiary is a party or by which any of its properties or assets (whether tangible or intangible) are bound except as would not reasonably be expected to have a Company Material Adverse Effect, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Subsidiary or any of the Company’s or any Subsidiary’s properties or assets (whether tangible or intangible). Section 2.05(a) of the Disclosure Schedule sets forth as of the date hereof all necessary consents, waivers and approvals of parties to any Contracts material to the Company and its Subsidiaries, taken as a whole, as are required thereunder in connection with the consummation of Merger, or for any such material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Surviving Corporation or any Subsidiary under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company’s material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material Contracts had the transactions contemplated by this Agreement not occurred. To the Knowledge of the Company as of the date hereof, there is no reason to believe that any of the Contracts listed in Section 2.05(b) of the Disclosure Schedule will not be renewed when the terms of such Contracts expire. None of the Company or any Subsidiary is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

2.06 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or the failure to make or obtain would not reasonably be expected to have a Company Material Adverse Effect, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required as identified in Section 2.06 of the Disclosure Schedule, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

2.07 Company Financial Statements. Section 2.07 of the Disclosure Schedule sets forth the Company’s and its consolidated Subsidiaries’ (i) consolidated unaudited statement of profit and loss for the twelve (12)-month period ended December 31, 2019 (the “Year-End Financials”), and (ii) consolidated unaudited balance sheet as of September 30, 2020 (the “Balance Sheet Date”), and the related unaudited statement of profit and loss for the nine (9) months then ended (the “Interim Financials”). Subject to Section 2.07 of the Disclosure Schedule, the Year-End Financials and the Interim Financials (collectively referred as the “Financials”) present fairly the Company’s and its Subsidiaries’ financial condition and operating results as of the date and during the periods indicated therein. The Company’s and its consolidated Subsidiaries’ unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” Subject to Section 2.07 of the Disclosure Schedule, the Financial Statements were compiled from the books and records of the Company and its Subsidiaries, which have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

2.08 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Indebtedness or material obligation, liability, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (of a type required by GAAP to be reflected in financial statements), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices or (iii) have arisen since the date hereof and do not arise from a violation of Section 4.01.

2.09 Governmental Authorization. The Company and each of its Subsidiaries has been issued or granted each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct in all material respects their respective businesses or hold any interest in their respective properties or assets.

2.10 Compliance with Laws; Permits.

(a) The Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of suspected, potential or actual of violation with respect to, any Legal Requirements, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 2.10(b) of the Disclosure Schedule contains as of the date hereof a true, complete and accurate list, of all permits that are material to the operations of the business of the Company and the Subsidiaries as currently being conducted to permit the Company and its Subsidiaries to own their properties and assets and operate the business (the “Material Permits”). The Material Permits are valid and in full force and effect, and neither the Company nor any Subsidiary is in default in any material respect under the Material Permits. As of the date hereof, no action for the suspension, cancellation, modification, revocation or nonrenewal of any such Material Permit is pending, or to the Knowledge of the Company, threatened.

2.11 Restriction on Business Activities.

(a) There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary, the conduct of business by the Company or any Subsidiary, or otherwise limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any person, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment or the market, or from hiring or soliciting potential employees, consultants or independent contractors, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.12 FAA and Other Authorizations.

(a) Section 2.12(a) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all permits that are used in and that are material to the operations of the business of the Company and the Subsidiaries as currently being conducted and issued to the Company or any Subsidiary by (i) the FAA (the “FAA Authorizations”); (ii) the DOT (the “DOT Authorizations”); and (iii) by any foreign licensing Governmental Entity that regulates aircraft, including the maintenance thereof and the manufacture of parts therefor (the “International Aviation Authorizations” and collectively with the FAA Authorizations and the DOT Authorizations, the “Aviation Authorizations”), including all pending applications therefor. As of the date of this Agreement, neither the Company nor any Subsidiary has filed with the FAA, DOT or any other Governmental Entity any applications or petitions relating to the Aviation Authorizations which are pending before such Governmental Entity.

(b) (i) The FAA Authorizations constitute all of the authorizations required by the rules and regulations of the FAA for the present operation of the business of the Company and the Subsidiaries as currently being conducted, (ii) the DOT Authorizations constitute all of the authorizations required by the rules and regulations of the DOT for the present operations of the business of the Company and the Subsidiaries as currently being conducted, (iii) the International Aviation Authorizations constitute all of the foreign authorizations required from any foreign Governmental Entity for the present operation of the business of the Company and the Subsidiaries as currently being conducted, and (iv) the Aviation Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. As of the date hereof, there is not pending or, to Knowledge of the Company, threatened any action by or before the FAA, DOT or any other Governmental Entity to revoke, suspend, cancel, rescind or adversely modify any of the Aviation Authorizations (other than proceedings relating to rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or formal complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by or before the FAA, DOT or any other Governmental Entity. The Company and each Subsidiary is operating in compliance in all material respects with the Aviation Authorizations.

(c) With respect to the Aviation Authorizations, all material reports and filings required by applicable Legal Requirements to be filed with, and all regulatory fees required to be paid to, any Governmental Entity by the Company and each Subsidiary (i) have been timely filed and paid and (ii) are accurate and complete in all material respects.

(d) The tests and development, if any, conducted by or on behalf of the Company and each Subsidiary are being conducted in all material respects in accordance with protocols, procedures and controls pursuant to accepted professional and scientific standards for products comparable to those being developed by the Company and its Subsidiaries and all applicable Legal Requirements. Neither the Company nor any Subsidiary has received any notices or correspondence from the FAA, DOT or any foreign licensing Governmental Entity requiring the termination, suspension or material modification of any tests or developments conducted by or on behalf of the Company or any Subsidiary that are material to the Company.

(e) Section 2.12(e) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all management and qualified technical personnel of the Company and each Subsidiary in accordance with Federal Aviation Regulation Section 119.69 (collectively, the “Management Individuals”). Each Management Individual is, and has been, in compliance in all material respects with all applicable Legal Requirements, and, to the Knowledge of the Company, as of the date hereof there is no action, suit, claim, investigation or proceeding of any nature pending or threatened against any of the Management Individuals, whether by any Governmental Entity or other Person, nor is there any reasonable basis therefor.

2.13 Small Business Act and CARES Act. All proceeds received by the Company pursuant to the CARES Act have been deposited and maintained by the Company in a separate account segregated from its general funds, to the extent required by the CARES Act. Each of the certifications made by the Company in connection with the application for such loans were true and correct, and the Company properly applied for such loans in accordance with the terms of the Small Business Act and the CARES Act. With respect to each loan, the Company (i) satisfied any applicable criteria for the such loan under the Paycheck Protection Program, (ii) has complied with the requirements of such loan and any applicable requirements of the Paycheck Protection Program, including with respect to use of the proceeds of such loan, and (iii) has maintained all records required to be retained or submitted in connection such loan. All proceeds from such loans used by the Company or any of its Subsidiaries have been used solely for purposes permissible under the Small Business Act and the CARES Act.

2.14 No Additional Representations or Warranties. Except for the representations and warranties of the Company contained in this Article II, the Company is not making nor has it made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Each Surf Entity acknowledges and agrees that, except for the representations and warranties contained in Article II, none of the Company, any Subsidiary of the Company or any other Person acting on behalf of the Company or any such Subsidiary or any Stockholder makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary of the Company or with respect to any other information provided to any Surf Entity or any of their respective representatives or any other Person in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof, nor is any Surf Entity or any of their respective representatives relying thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SURF ENTITIES

Each of the Surf Entities hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by Surf Air to the Company (the “Surf Air Disclosure Schedule”), as follows:

3.01 Organization. Each of NewCo, Surf Air and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Surf Holdings is a limited company organized under the laws of the British Virgin Islands. Each of the Surf Entities has the corporate or company power to own its properties and to carry on its business as now being conducted and as currently contemplated to be conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of the Surf Entities on a consolidated basis (a “Surf Air Material Adverse Effect”). Prior to the date hereof, Surf Air has made available to the Company a true and correct copy of each of the Surf Entities’ organizational documents, as amended to the date hereof, each in full force and effect on the date hereof (collectively, the “Acquirer Charter Documents”). The Boards of Directors of the Surf Entities have not approved or proposed any amendment to any of the Acquirer Charter Documents. NewCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Business Combination Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement and the Business Combination Agreement and the transactions contemplated hereby and thereby.

3.02 Authority. Each of the Surf Entities has all requisite corporate or similar power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, except to the extent consummation of the transactions involves or relates to the SPAC. The execution and delivery by each of the Surf Entities of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action on the part of each of the Surf Entities. This Agreement and any Related Agreements to which any Surf Entity is a party have been duly executed and delivered by such Surf Entity and constitute the valid and binding obligations of such Surf Entity, enforceable against such Surf Entity in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.03 No Conflict. The execution and delivery of this Agreement and any Related Agreement to which any Surf Entity is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Conflict with (i) any provision of the Acquirer Charter Documents, (ii) any Contract to which any Surf Entity or any of their respective properties or assets (whether tangible or intangible) are subject except as would not reasonably be expected to have a Surf Air Material Adverse Effect, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Surf Air or Merger Sub or any of their respective properties or assets (whether tangible or intangible).

3.04 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Surf Air or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Surf Air or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by NewCo or under applicable securities laws, including without limitation the filing and effectiveness of the Registration Statement; (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Surf Air Material Adverse Effect; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.05 Capitalization. Section 3.05 of the Surf Air Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) the authorized, issued and outstanding classes of capital stock or other outstanding equity securities of Surf Holdings and the identity and the amount and class of equity of Surf Holdings owned by each of the holders of five percent (5%) or more of the outstanding equity securities of any class of equity securities of Surf Holdings, (ii) the equity of Surf Holdings issued in its most recent round of equity financing, and (iii) the post- money valuation of Surf Holdings reflected in its most recent round of equity financing. Surf Holdings indirectly owns all of the outstanding equity securities of Surf Air and such equity securities are the only material assets of Surf Holdings.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.01 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without Surf Air’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 4.01(a) of the Disclosure Schedule or (z) as required by applicable Legal Requirements, the Company shall, and shall cause each of its Subsidiaries:

(a) to use reasonable best efforts to conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except for any action taken or omitted to be taken by the Company or any of its Subsidiaries acting reasonably and in good faith in response to COVID-19 or any COVID-19 Measures;

(b) to pay its Indebtedness when due in accordance with its terms, taking into account applicable cure periods;

(c) to pay and perform in all material respects its other obligations when due in accordance with their terms taking into account applicable cure periods; and

(d) to use reasonable best efforts to preserve intact its present business organizations, keep available the services of the Key Employee and sufficient Management Individuals (or replacements thereto) as are necessary to operate the Company in accordance with the regulations of the FAA, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving the goodwill and ongoing businesses of the Company and the Subsidiaries at the Effective Time, except that the Company or its Subsidiaries may acting reasonably and in good faith take action or omit to take action in response to COVID-19 or any COVID-19 Measures.

Notwithstanding the generality of the foregoing, without Surf Air’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and except (x) as otherwise expressly required, contemplated or permitted by this Agreement, (y) as set forth in Section 4.01(a) of the Disclosure Schedule or (z) as required by applicable Legal Requirements, the Company shall not, or permit its Subsidiaries to from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time:

(i) make, cause or permit any material modification, amendment or change to the terms of, or terminate (other than in accordance with its terms), any of the Scheduled Indebtedness (or agree to do so);

(ii) other than in the ordinary course in connection with the Car Rental Program, incur any Indebtedness (whether under the Scheduled Indebtedness or otherwise), or guarantee any Indebtedness of any Person; or

(iii) violate in any material respect the terms of any of the Scheduled Indebtedness.

4.02 No Solicitation. Until the earliest of (i) the Effective Time, (ii) the No-Shop Termination Date or (iii) the date of termination of this Agreement, the Company shall not (nor shall the Company permit any of its Subsidiaries or its or its Subsidiaries’ officers to) and the Company shall use reasonable best efforts to cause its and its Subsidiaries’ directors, employees, agents and representatives not to, directly or indirectly, take any of the following actions with any party other than Surf Air and its designees: (a) solicit, knowingly encourage, knowingly assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any Company Proposal, (b) disclose any information concerning the business, technologies or properties of the Company, or afford to any Person access to their respective properties, technologies, books or records, in connection with any potential Company Proposal, (c) assist or cooperate with any Person to make any Company Proposal, or (d) enter into any agreement with any Person providing for any Company Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Surf Air) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company, any Subsidiary or any of the Company’s or any Subsidiary’s officers, directors, employees or agents shall receive, prior to the earliest of the Effective Time, the No-Shop Termination Date or the termination of this Agreement, any Company Proposal, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (or cause to immediately) (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Surf Air thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Surf Air may reasonably request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Access to Information. The Company shall afford the Surf Entities and the SPAC and their respective accountants, counsel and other representatives, reasonable access during normal business hours, without disruption to the business of the Company (and subject to the SPAC executing a customary confidentiality agreement with the Company) during the period from the date hereof and ending at the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and the Subsidiaries, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and the Subsidiaries as Surf Air may reasonably request, and (iii) all employees of the Company as identified by Surf Air. The Company agrees to provide to the Surf Entities and SPAC and their respective accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request (and subject to the SPAC executing a customary confidentiality agreement with the Company). No information or knowledge obtained in any investigation pursuant to this Section 5.01 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.02 Efforts; Status.

(a) During the period from the date hereof and ending at the Effective Time, each of Surf Air and Surf Holdings will use reasonable best efforts to (i) identify a SPAC and potential equity and debt financing sources for a Business Combination, (ii) in the event, and only in the event, that the Ampaire Acquisition Agreement is terminated and the Ampaire Transaction is not consummated, negotiate the terms of, and enter into definitive agreements with respect to, (1) an acquisition of or business combination with another developer of electric propelled aircraft, or (2) a commercial arrangement (e.g., collaboration, joint venture or license) with a provider of electric propelled aircraft technology, in each case described in the foregoing clauses (1) and (2), that is reasonably expected to permit NewCo to obtain commercial certification of a hybrid-electric Cessna Caravan aircraft by 2024 (each of the foregoing transactions described in the foregoing clauses (1) and (2), an “Ampaire Equivalent Transaction”), (iii) negotiate the terms of, and enter into, definitive agreements providing for (1) a Business Combination and (2) the consummation simultaneously with such Business Combination of the Merger pursuant to this Agreement (with the Company becoming a wholly owned subsidiary of NewCo) and either the Ampaire Transaction or an Ampaire Equivalent Transaction, and (iv) negotiate the terms of, and enter into definitive agreements with respect to, equity or debt financing for any such Business Combination. Surf Holdings and Surf Air shall keep the Company (through its Chief Executive Officer and outside counsel) reasonably informed on an on-going basis concerning status of such efforts, the identity of SPACs and potential sources of such equity and debt financing with which it is engaging in discussions, potential terms of any Business Combination, Ampaire Transaction or Ampaire Equivalent Transaction and/or debt or equity financing proposed by Surf Air or Surf Holdings or their respective representatives and the potential parties thereto (including providing the Company with copies of terms sheets and draft agreements and side letters provided by or to potential counterparties and copies of all executed definitive agreements and side letters) and the status of negotiations regarding any potential Business Combination, Ampaire Transaction or Ampaire Equivalent Transaction., as applicable, and debt or equity financing with respect thereto. From and after the date that a definitive agreement providing for a Business Combination, a definitive agreement with respect to the Ampaire Transaction or an Ampaire Equivalent Transaction, and/or any definitive agreements with respect to equity or debt financing for a Business Combination is entered into by any Surf Entity or any of its Subsidiaries, the Surf Entities shall use reasonable best efforts to cause the conditions to Closing of this Agreement to be satisfied and the Merger to be consummated in accordance with the terms hereof.

(b) In addition, during the period from the date hereof and prior to the Effective Time, without the prior written consent of the Company, no Surf Entity shall (nor shall any permit any of its Affiliates or its or its Affiliates’ officers, directors, employees or other representatives to) enter into any agreement with respect to any potential business combination transaction involving any Airline Partner (other than the Company). The Surf Entities shall not, and shall cause their Affiliates and their and their Affiliates’ respective officers, directors, employees or other representatives not engage in any negotiations or discussions with any Airline Partner unless the Company is consulted in advance of any such negotiations or discussions and either the prior written consent of the Company, not to be unreasonably withheld, delayed or conditioned, is obtained or the Company is included, in a meaningful way, in such negotiations or discussions. In the event that the any Surf Entity or any Subsidiary or any Surf Entity or any Surf Entity’s or any Subsidiary’s officers, directors, employees, affiliates or agents shall receive, prior to the Effective Time or the termination of this Agreement, any inquiry or proposal from a potential Airline Partner (other than the Company) with respect to any potential business combination, each Surf Entity shall immediately (or cause to immediately) (x) suspend any discussions with such Airline Partner with regard to any combination (unless such discussions are approved in writing by the Company, such approval not to be unreasonably withheld, delayed or conditioned) and (y) notify the Company thereof, including information as to the identity of the Airline Partner making any such inquiry or proposal and the specific terms of such inquiry or proposal, as the case may be, and such other information related thereto as the Company may reasonably request.

5.03 Confidentiality. For a period starting on the date hereof and ending on the earlier to occur of (x) the Effective Time and (y) the two (2) year anniversary of the date of any termination of this Agreement pursuant to Section 8, the Surf Entities on the one hand, and the Company and its Subsidiaries on the other hand, shall, and shall cause their respective controlled affiliates to, hold, and shall use their reasonable best efforts to cause their respective officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives to hold, in confidence any and all non-public or confidential information concerning the other party or parties; provided, however, that no such party shall be prevented from making disclosures required by applicable Legal Requirements or as contemplated hereunder, including, without limitation, in connection with the Registration Statement, Prospectus, Information Statement or any applicable stock market listing rules. The obligations of confidentiality in this Section 5.03 shall not apply to information which was or is obtained on a non-confidential basis from other sources not bound by an obligation to the Surf Entities on the one hand, or the Company and its Subsidiaries on the other hand, as applicable, which was or is or becomes generally available to the public, which is independently developed without reference to such non-public information concerning the disclosing party or which is required to be disclosed to a Governmental Entity, including pursuant to a Legal Requirement.

5.04 Public Disclosure. Neither the Company, any Subsidiary, nor any of their representatives, on one hand, nor any of the Surf Entities or any of their respective representatives, on the other hand, shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other; provided however, that the Company, the Surf Entities and any of their respective representatives may issue any such statement or communication as required by applicable Legal Requirements or to (i) any third party pursuant to any existing contractual obligation, (ii) any existing investor of the Company, the Surf Entities or the SPAC, or (iii) any prospective investor of the Surf Entities or the SPAC.

5.05 Notification of Certain Matters.

(a) The Company shall give prompt notice to Surf Air of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.05, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b) Surf Air shall give prompt notice to the Company of: (i) the occurrence or non- occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any Surf Entity contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of any Surf Entity to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Surf Air pursuant to this Section 5.05, however, shall be deemed to amend or supplement the Surf Air Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.06 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.07 Stockholder Approval; Additional Documentation.

(a) As promptly as practicable following the execution of this Agreement and the date the Registration Statement is declared effective by the SEC, the Company shall deliver to each Stockholder a copy of the Prospectus and the Information Statement and solicit and seek to obtain the Requisite Stockholder Consent, which shall constitute the irrevocable approval of Stockholders representing at least a majority of the voting power of the outstanding shares of the Company Capital Stock of (i) this Agreement, (ii) the Merger, and (iii) and the other transactions contemplated hereby, in accordance with the DGCL and the Company Charter Documents. The Company shall deliver to Surf Air a copy of the written stockholder consents obtained pursuant to the Requisite Stockholder Consent. The Company shall assist Surf Air as may be necessary to comply with all Legal Requirements relating to the transactions contemplated by this Agreement.

(b) At Surf Air’s request, the Company shall use reasonable best efforts to deliver to Surf Air, within fourteen (14) days of such request, from each Key Stockholder, a duly executed Voting and Support Agreement, pursuant to which each Key Stockholder shall agree to vote, or cause to be voted, on every action or approval by written consent of holders of Company Capital Stock, including the Requisite Stockholder Consent, all of its Company Capital Stock in favor of (i) this Agreement, (ii) the Merger, and (iii) and the other transactions contemplated hereby.

(c) The Prospectus shall constitute the disclosure document for the offer and issuance of the shares of NewCo Common Stock to the holders of shares of Company Common Stock and Company Preferred Stock in the Merger. The Company agrees to provide promptly to Surf Air such information concerning its business and the management, operations and financial condition of the Company reasonably available to it as is required by the SEC for inclusion in the Registration Statement (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Registration Statement. Subject to the Company’s review and approval of any Registration Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Financial Statements in the Registration Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Registration Statement. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Surf Air as relevant if required to achieve the foregoing. Surf Air agrees to provide the Company with a reasonable opportunity to review any Registration Statement and not to file the Registration Statement without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d) As of the date of the filing of the Registration Statement with the SEC, none of the Company Information, Required Financial Statements or other financial information supplied by the Company for inclusion in the Registration Statement, and none of the comparable financial and other information supplied by Surf Air, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such financial or other information which would make the preceding sentence incorrect, should be discovered by the Company or Surf Air, as the case maybe, such party shall promptly notify the other party of such change.

(e) The Information Statement shall be subject to review and approval by Surf Air and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in such materials any information with respect to the Surf Entities or their affiliates or associates, unless consented to in writing by Surf Air prior to such inclusion. The Company will promptly advise Surf Air in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts and circumstances that might make it necessary or appropriate to amend or supplement such materials in order to make statements contained or incorporated by reference therein not misleading or to comply with Legal Requirements.

(f) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in this Section 5.07, nor its unanimous recommendation that the Stockholders vote in favor of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in this Section 5.07.

5.08 Key Employment Agreement. Newco and the Company shall enter into an “at-will” employment agreement with the Key Employee to be effective as of the Effective Time reflecting the terms set forth in that certain “Stan Little - Employment Agreement Term Sheet” or otherwise in a form mutually agreeable to the Key Employee and Surf Air (collectively, the “Key Employee Agreement”).

5.09 Company Employees.

(a) Prior to the Closing Date, the Company shall take all actions necessary to terminate the Company’s 401(k) plan, effective prior, and subject, to the occurrence of the Closing. The Company shall take all necessary action to cause the account balances of the participants under the Company’s 401(k) plan to be fully vested and non-forfeitable upon the date the Company’s 401(k) plan is terminated and the Company shall be responsible for any required contributions, expenses and costs related thereto.

(b) Nothing contained in this Agreement (but subject to the terms of the Key Employee Agreement) shall be construed (i) as requiring Surf Air, the Surviving Corporation or any of their respective affiliates continue the employment of any specific employee, (ii) to prohibit Surf Air, the Surviving Corporation or any of their respective affiliates from, at any time after the Closing Date, changing the compensation, title, rank or job duties of any employee, (iii) as an amendment to any particular plan of any of Surf Air or its affiliates, or (iv) as obligating Surf Air, the Surviving Corporation or any of their respective affiliates to maintain any particular employee benefit plan.

(c) The Parties hereto acknowledge and agree that all provisions contained in this Section 5.09 are included for the sole benefit of the Parties hereto, and that nothing in this Section 5.09, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including, without limitation, any employee or former employee of the Company or any Subsidiary, any participant in any employee benefits plan, or any dependent or beneficiary thereof.

5.10 Option Grants. As soon as practicable following the Closing, pursuant to the terms of NewCo Plan, NewCo shall use reasonable best efforts to grant, or cause to grant, to each of the employees listed on Schedule 5.10 (such schedule to be agreed upon by Surf Air and the Company prior to Closing) a NewCo Option to purchase the number of shares of NewCo Common Stock set forth opposite such Person’s name on such schedule at an exercise price equal to the fair market value of the shares of NewCo Common Stock on the date of grant, as determined by NewCo’s board of directors. As a condition to receiving any NewCo Option, each employee shall enter into a stock incentive agreement with NewCo, with terms to be agreed upon prior to the Closing by Surf Air and the Company.

5.11 Expenses.

(a) Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its behalf in connection with the Merger, including, without duplication:

(i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by a party (other than the Surf Entities) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; and

(ii) the premiums associated with the Tail Policy (as defined in Section 5.13) (any amounts unpaid at Closing under subsections (i) and (ii), collectively, the “Third-Party Expenses”).

(b) The Company shall provide Surf Air with a statement of estimated Third- Party Expenses showing in detail Third-Party Expenses incurred by the Company unpaid as of the Closing Date not less than two (2) Business Days prior to the Closing Date (the “Statement of Expenses”). The Statement of Expenses will reflect all Third-Party Expenses incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby unpaid as of Closing.

5.12 Spreadsheet. The Company shall deliver to Surf Air and the Exchange Agent a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Closing and which shall include, as of the Closing, (i) the name and address of each securityholder of the Company receiving consideration pursuant to Section 1.08(a); (ii) the number and series of shares of Company Common Stock and Company Preferred Stock held by such securityholder as of the Closing Date, the certificate number(s), if any, representing such shares and the dates on which such shares were acquired; (iii) the portion of the Aggregate Merger Consideration to be received by such securityholder in accordance with Section 1.08(a); (iv) the portion of the Aggregate Stock Consideration attributable to such securityholder; (v) whether such securityholder is a current or former employee (or neither); and (vi) the Pro Rata Share of such securityholder. The Company shall deliver the Spreadsheet two (2) Business Days prior to the Closing Date.

5.13 Tail Policy. On or prior to the Closing Date, the Company shall have obtained an occurrence-based irrevocable “tail” or extended reporting policy (the “Tail Policy”) with respect to the Company’s directors and officers liability insurance policy in place as of immediately prior to the Closing, which shall survive for at least three (3) years following the Closing and provide coverage no less favorable than provided thereunder as of immediately prior to the Closing.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Surf Air a properly executed statement described in Treasury Regulation Section 1.1445-2(c)(3) (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Surf Air.

5.15 Tax Matters.

(a) Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date without the consent of Surf Air, which consent shall not be unreasonably withheld, neither the Company nor any of its Subsidiaries shall make, revoke or amend any material Tax election; adopt or change any annual accounting period; adopt or change any method of accounting (except as required by a change in Legal Requirements or GAAP); file any material amended Tax Return; sign or enter into any material closing agreement or settlement agreement; settle or compromise any material Tax claim or assessment; surrender any right to claim a material refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any material claim or assessment.

(b) Reorganization. For U.S. federal income tax purposes, it is intended that the Business Combination, the PIPE Investment, any Ampaire Equivalent Transaction and the Merger (the “Transactions”) qualify as a single integrated transaction described in Section 351 of the Code (the “Intended Tax Treatment”). From and after the date hereof and until the Effective Time, none of the Surf Entities, the Company and any of their respective Subsidiaries shall knowingly (i) take any action, cause any action to be taken or fail to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in (i). Provided the Company receives the opinion described in Section 6.03(e), each Party (and its affiliates) shall report the Transactions in accordance with the Intended Tax Treatment (including by attaching the statement described in Treasury Regulation Section 1.351- 3(b) on or with the U.S. federal income Tax Return of such Party (or affiliate) for the taxable year that includes the Transactions), and no Party (nor any affiliate thereof) shall take any position on any Tax Return, in any Tax proceeding or otherwise that is inconsistent with the Intended Tax Treatment, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) of the Code.

(c) Tax Representation Letters. The Surf Entities shall use commercially reasonable efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company (“Fried Frank”), a “Tax Representation Letter”, dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an officer of Surf Air, and containing representations of the Surf Entities, and the Company shall use commercially reasonable efforts to deliver to Fried Frank a “Tax Representation Letter” (with a copy to the Surf Entities), dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an officer of the Company, and containing representations of the Company, in each case, as shall be reasonably necessary or appropriate to enable Fried Frank to render the opinion described in Section 6.03(e).

5.16 PPP Loan.

(a) Prior to Closing and prior to any deadline for such application, the Company shall complete a forgiveness application with respect to the PPP Loan reflecting its use of all of the PPP loan proceeds received pursuant to the PPP Loan, and submit such application, together with any required supporting documentation, to the PPP Lender (the “Forgiveness Application”).

(b) If and to the extent that there is a PPP Loan Amount as of the Closing Date, (x) at the Closing, one of the Surf Entities or NewCo shall deliver the PPP Loan Amount to the PPP Lender to be held in the PPP Escrow Account pursuant to the PPP Escrow Agreement (the “PPP Escrow Fund”) and (y) the Aggregate Cash Consideration shall be reduced by the PPP Loan Amount.

(c) The PPP Escrow Fund, if one is so created pursuant to Section 5.16(b), shall be held in accordance with the terms and provisions of the PPP Escrow Agreement until the final resolution of the PPP Loan Forgiveness Amount. All Parties hereto agree for all Tax purposes that NewCo shall be treated as the owner of 100% of the PPP Escrow Fund, if such fund is created pursuant to Section 5.16(b), and (i) all interest and earnings earned from the investment and reinvestment of the PPP Escrow Fund, or any portion thereof, shall be allocable to NewCo, and (ii) if and to the extent any amount of the PPP Escrow Fund is actually distributed to the Stockholders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code. No Party hereto shall take any action or filing position inconsistent with the foregoing.

(d) Following the final determination by the SBA of the PPP Loan Forgiveness Amount, the PPP Escrow Fund shall be disbursed as follows:

(i) first, to repay any outstanding principal and interest that is not Forgiven (i.e., the Unforgiven PPP Loan Amount) and remains payable by the Company or any of its Subsidiaries following such determination under the PPP Loan; and

(ii) second, after giving effect to the payments described in the foregoing subclause (i), any remaining amount (i.e., the PPP Loan Forgiveness Amount) to the Exchange Agent, on behalf of the Stockholders, for disbursement to the Stockholders pursuant to Section 5.16(e).

(e) Within two (2) Business Days after the Exchange Agent receives the PPP Loan Forgiveness Amount from the PPP Lender pursuant to the terms of the PPP Escrow Agreement and Section 5.16(d) above, the Company, the Surf Entities and the Stockholders shall cause the Exchange Agent to distribute to the Stockholders (x) the PPP Loan Forgiveness Amount in cash (in accordance with the Stockholders’ respective Pro Rata Share) by wire transfer of immediately available funds to the accounts specified by the Stockholders in their respective letters of transmittal submitted to the Exchange Agent pursuant to Section 1.11(c), and (y) shares of NewCo Common Stock with a value equal to the Unforgiven PPP Loan Amount (with such shares valued for this purpose as set forth in the definition of Aggregate Merger Consideration in Appendix A, to the Stockholders (in accordance with the Stockholders’ respective Pro Rata Share) in certificate or book entry form as specified by the Stockholders in their respective letters of transmittal submitted to the Exchange Agent pursuant to Section 1.11(c).

ARTICLE VI

CONDITIONS TO THE MERGER

6.01 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Company and the Surf Entities to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement shall have been issued by the SEC, and the shares of NewCo Common Stock issuable to the Stockholders in the Merger shall have been registered under the Registration Statement for issuance to the Company’s securityholders pursuant to Section 1.08(a). The shares of NewCo Common Stock issuable pursuant to Section 1.08(a) shall have been approved for listing on NYSE or The Nasdaq Stock Market LLC, subject to official notice of issuance.

(c) Business Combination. A Business Combination shall be simultaneously consummated.

(d) Stockholder Approval. The Requisite Stockholder Consent shall have been obtained, adopting and approving this Agreement, the Merger, the Certificate of Merger, and the transactions contemplated hereby and thereby.

6.02 Conditions to the Obligations of Surf Entities. The obligations of the Surf Entities to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Surf Air and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall have been true and correct as of such date) are true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that for purposes of determining the accuracy of such representations and warranties, any materiality qualifications contained in such representations and warranties, including “Company Material Adverse Effect,” shall be disregarded), except for failures to be so true and correct that would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date hereof.

(c) Key Employee Agreement. The Key Employee shall have entered into the Key Employee Agreement.

(d) Qualified Personnel. The Company shall have qualified personnel serving in each of the position listed (or equivalent positions) set forth in Federal Aviation Regulation Section 119.69.

(e) Resignation of Officers and Directors. Surf Air shall have received a duly executed resignation letter, in a form mutually agreed to between Surf Air and the Company, from any officers and directors of the Company or any Subsidiary that Surf Air requires to resign effective as of the Effective Time or the Company shall have otherwise duly removed such officer or director from his or her position.

(f) Statement of Expenses. Surf Air shall have received the Statement of Expenses pursuant to Section 5.11, certified as true and correct, as of the Closing Date, by the Company’s Chief Financial Officer or the Chief Executive Officer for and on the Company’s behalf.

(g) Spreadsheet. Surf Air and the Exchange Agent shall have received from the Company the Spreadsheet pursuant to Section 5.12, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on the Company’s behalf.

(h) Certificate of the Company. Surf Air shall have received a certificate from the Company, validly executed by the Chief Executive Officer and the Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) are true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (it being understood that for purposes of determining the accuracy of such representations and warranties, any materiality qualifications contained in such representations and warranties, including “Company Material Adverse Effect,” shall be disregarded), except for failures to be so true and correct that would not reasonably be expected to have a Company Material Adverse Effect; and

(ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(i) Certificate of Secretary of the Company. Surf Air shall have received a certificate, validly executed by the Secretary of the Company, for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Company Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Requisite Stockholder Consent shall have been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(j) Certificate of Good Standing. Surf Air shall have received a certificate of good standing of the Company from the Secretary of State of the State of Delaware.

(k) Certificate of Status of Foreign Corporation. Surf Air shall have received a certificate of status of foreign corporation or equivalent certificate of the Company from the applicable Governmental Entity in each jurisdiction in which it is qualified to do business.

(l) FIRPTA Certificate. Surf Air shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company, for and on behalf of the Company.

(m) Consent. The condition set forth on Section 6.02 of the Disclosure Schedules shall have been satisfied.

6.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Surf Entities in this Agreement (other than the representations and warranties of the Surf Entities as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of the Surf Entities shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Surf Entities. The Company shall have received a certificate executed on behalf of each Surf Entity by an officer of such Surf Entity for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by such Surf Entity in this Agreement (other than the representations and warranties of such Surf Entity as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) such Surf Entity shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

(c) Certificate of Secretary of the Surf Entities. The Company shall have received a certificate, validly executed by the Secretary of each of the Surf Entities, certifying (i) as to the terms and effectiveness of the Acquirer Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of such Surf Entity (whereby the Merger and the transactions contemplated hereunder were unanimously approved by Board of Directors of such entity) and, solely with respect to Merger Sub, (iii) that the consent of the sole stockholder of the Merger Sub shall have been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(d) NewCo. NewCo shall have minimum cash available of at least $100,000,000 (including funds remaining in the SPAC’s trust account, net of redemptions, proceeds from a concurrent PIPE financing raised in connection with a Business Combination and the Public Listing Advance (as defined in the GEM Facility)), and NewCo shall own directly or indirectly Surf Air and its Subsidiaries, a SPAC, and the Company and its Subsidiaries and either have consummated the Ampaire Transaction or an Ampaire Equivalent Transaction.

(e) Tax Opinion. The Company shall have received from Fried Frank a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Business Combination, the PIPE Investment, any Ampaire Equivalent Transaction and the Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Fried Frank shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.15.

ARTICLE VII

INDEMNIFICATION

7.01 No Survival.

(a) The representations and warranties, covenants and agreements (to the extent contemplating or requiring performance prior to the Closing) of the Company and the Stockholders set forth in this Agreement or in any Related Agreement (other than those contained in the Exchange Documents to the extent provided therein) shall not survive the Closing. Each of the representations and warranties of the Company and the Stockholders set forth in this Agreement or in any Related Agreement (other than those contained in the Exchange Documents to the extent provided therein) shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company or the Stockholders except to the extent contained in the Exchange Documents. The covenants and agreements of the Company, the Stockholders, Surf Air and Merger Sub set forth in this Agreement and in any Related Agreement to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Company, the Stockholders, or any Surf Entity.

(b) Each of the Surf Entities, for itself and on behalf of its affiliates (including, after the Closing with respect to the Surf Entities, the Surviving Corporation and the Surviving Corporation’s Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of action it may have against any Stockholder or its affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, affiliate, representative or agent of any of the foregoing (collectively, the “Stockholder Related Persons”) relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or any Related Agreement, whether arising under, or based upon, any Legal Requirement or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 7.01, no claim shall be brought or maintained by, or on behalf of, any of the Surf Entities or any of their respective affiliates (including, after the Closing with respect to the Surf Entities, the Surviving Corporation and the Surviving Corporation’s Subsidiaries) against any Stockholder Related Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Stockholders or any other Person set forth or contained in this Agreement or any Related Agreement, the subject matter of this Agreement or the disclosure schedules or Exhibits hereto or the Merger, the business or the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing.

ARTICLE VIII

TERMINATION; AMENDMENT AND WAIVER

8.01 Termination. Except as provided in Section 8.02, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Surf Air;

(b) by Surf Air or the Company if the Closing Date shall not have occurred by July 31, 2021;

(c) by Surf Air or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Surf Air if it is not in material breach of its obligations under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.02(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(e) by Surf Air if the Requisite Stockholder Consent has not been obtained within fourteen (14) days of the date the Registration Statement is declared effective by the SEC;

(f) by Surf Air if the Company has not delivered the Voting and Support Agreements within twenty one (21) days of Surf Air’s request, or if any of the Voting and Support Agreements has been duly terminated by a Key Stockholder;

(g) by Surf Air in case of a Company Material Adverse Effect since the Balance Sheet Date;

(h) by the Company if (A) the Surf Entities, NewCo and a SPAC shall not have entered into a definitive Business Combination Agreement providing for a Business Combination and the consummation simultaneously with such Business Combination of the Merger pursuant to this Agreement (with the Company becoming a wholly owned subsidiary of NewCo), or (B) if (and only if) the Ampaire Acquisition Agreement shall have been terminated, the Surf Entities shall not have entered into a definitive agreement providing for an Ampaire Equivalent Transaction and the consummation simultaneously of such Ampaire Equivalent Transaction with the Merger pursuant to this Agreement, in each case on or prior to April 30, 2021 (or such later date as shall be agreed by the Company); or

(i) by the Company if the Company is not in material breach under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement of Surf Air contained in this Agreement such that the conditions set forth in Section 6.03(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Surf Air; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Surf Entity, the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breaches of this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.03 (Confidentiality), 5.04 (Public Disclosure) and 5.11 (Expenses), Article IX (General Provisions) hereof and this Section 8.02 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.03 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. Notwithstanding the foregoing, after approval and adoption of this Agreement by the Stockholders, no amendment shall be made which requires further approval by the Stockholders under applicable Legal Requirements without such further stockholder approval.

8.04 Extension; Waiver. At any time prior to the Closing, Surf Air and the Company may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other party hereto, (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) upon written confirmation of receipt if sent via email to the email address given below; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Surf Entity, to:

Surf Air Inc.

12111 S. Crenshaw Blvd

Hawthorne, CA 90250

Attention: Chairman and CEO

Email: Sudhin@surfair.com

Surf Air Inc.

12111 S. Crenshaw Blvd

Hawthorne, CA 90250

Attention: General Counsel

Email: legalnotices@surfair.com

If to the Company, to:

Southern Airways Corporation

101 N. Riverside Drive

Pompano Beach, FL 33062

Attention: Chief Executive Officer

Email: s.little@iflysouthern.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

Email: philip.richter@friendfrank.com

Any party from time to time may change its address, email or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Exhibit” or “Schedule” refer to the specified Article, Section, Exhibit or Schedule of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

9.03 Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.

9.04 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Surf Air Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except for Section 7.01(b) and Sections 1.08(a), 1.08(b), 1.11 and 5.16(e) (all of which shall be enforceable by any of the Stockholders), are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Surf Air may assign its rights and delegate its obligations hereunder to its affiliates as long as Surf Air remains ultimately liable for all of Surf Air’s obligations hereunder.

9.05 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.06 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.07 Governing Law; Exclusive Jurisdiction. All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of Court of Chancery of the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

9.08 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10 Waiver. Reference is made to the final prospectus of the SPAC relating to the SPAC’s initial public offering (the “SPAC IPO”). The Company, on behalf of all Stockholders, understands that the SPAC has established a trust account for the benefit of the public stockholders of the SPAC and the underwriters of the SPAC IPO pursuant to a trust agreement and that, except for a portion of the interest earned on the amounts held in the trust account, the SPAC may disburse monies from the trust account only for the purposes set forth in the applicable trust agreement. For and in consideration of the Surf Entities agreeing to enter into this Agreement, the Company, on behalf of all Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the SPAC’s trust account and hereby agrees that it will not seek recourse against such trust account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC.

9.11 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company or the Surf Entities shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
	Name:	Sudhin Shahani
	Title:	Chief Executive Officer

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
	Name:	Sudhin Shahani
	Title:	Chief Executive Officer

SURF AIR INC.

By:	/s/ Sudhin Shahani
	Name:	Sudhin Shahani
	Title:	Chief Executive Officer

SAC MERGER SUB INC.

By:	/s/ Sudhin Shahani
	Name:	Sudhin Shahani
	Title:	Chief Executive Officer

SOUTHERN AIRWAYS CORPORATION

By:	/s/ R. Stanley Little
	Name:	R. Stanley Little
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

Appendix A

Certain Definitions

“Adjustment Amount” means an amount equal to proceeds actually received by the Company and/or its subsidiaries after the date hereof and prior to the Closing Date pursuant to, and in accordance with, the Small Business Act, the CARES Act and/or any other Airline Support Program, but, in each case, excluding any Indebtedness.

“Aggregate Common Stock Consideration” means an amount equal to the Aggregate Merger Consideration, minus the Preferred Stock Merger Consideration.

“Aggregate Merger Consideration” means (a) an amount in cash equal to fifteen million dollars ($15,000,000) minus the PPP Loan Amount, if any, in respect of which the Aggregate Cash Amount is required to be reduced pursuant to Section 5.16 (“Aggregate Cash Consideration”), plus (b) an aggregate number of shares of NewCo Common Stock with a value of thirty-five million dollars ($35,000,000) (it being understood and agreed that for purposes of this Agreement, the value of a share of NewCo Common Stock shall be the lesser of (x) $10.00 divided by the number of shares of common stock of the SPAC convertible into one share of NewCo Common Stock pursuant to a Business Combination and (y) the lowest value paid by any investor for a share of NewCo Common Stock in connection with a Business Combination, other than shares issued to GEM in connection with the Public Listing Advance, pursuant to the terms and conditions of the GEM Facility), plus (c) an aggregate number of shares of NewCo Common Stock with a value (as determined in the same manner as under clause (b) of this definition) equal to the Adjustment Amount (the “Aggregate Stock Consideration”); provided that to the extent that, as of the Closing Date, there are unpaid Third-Party Expenses and/or Dissenting Share Payments (the aggregate amount, if any, of such unpaid Third-Party Expenses and/or Dissenting Share Payments, the “Reduction Amount”), the amount of the Aggregate Cash Consideration included in the Aggregate Merger Consideration shall be reduced by thirty percent (30%) of the Reduction Amount, and the aggregate number of shares of NewCo Common Stock constituting the Aggregate Stock Consideration shall be reduced by seventy percent (70%) of the Reduction Amount. For purposes hereof, the “Cash Consideration Percentage” means the percentage represented by the quotient of (i) the Aggregate Cash Consideration after giving effect to any reduction pursuant to the foregoing proviso, divided by the (ii) the amount of the Aggregate Merger Consideration after giving effect to any reduction pursuant to the foregoing proviso; and the “Stock Consideration Percentage” means the percentage represented (x) one (1), less (y) the Cash Consideration Percentage.

“Airline Partner” means any operator of short haul aircraft.

“Airline Support Program” means the American Rescue Plan Act of 2021 and any other governmental program under which the Company and/or any of its subsidiaries are entitled to receive support funds from any Governmental Entity.

“Business Day” means each day that is not a Saturday, Sunday or other day on which Surf Air is closed for business or banking institutions located in Los Angeles, California are authorized or obligated by law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116- 136 (2020), as amended, including pursuant to the Consolidated Appropriations Act, 2021.

“Car Rental Program” means the car rental service operated by the Company and its Subsidiaries at the airports at which it operates.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations and official guidance promulgated thereunder.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company’s Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time and in effect immediately prior to the Effective Time.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that in no event shall any Effect primarily resulting from the announcement or pendency of the Merger be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect; provided, further, that a Company Material Adverse Effect shall not result from nor shall any of the following be taken into account in determining whether there has been a Company Material Adverse Effect (i) changes in the United States or global financial markets or general business, economic or airline industry conditions except to the extent the same has had or would reasonably be expected to have a disproportionate effect on the Company and the Subsidiaries, taken as a whole, as compared to other similarly sized and situated Persons operating in the same industry as the Company or the Subsidiaries, (ii) effects arising from changes in United States or global political or social conditions, including war or terrorism, or any worsening or escalation thereof, (iii) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic (including COVID-19), weather condition or other force majeure event or act of God in the United States, or (iv) any actions taken, or omitted to be taken, in response to COVID-19 or any COVID-19 Measure or as otherwise required to be taken, or omitted to be taken, under applicable Legal Requirements.

“Company Options” means all issued and outstanding options (including commitments to grant options, but excluding, for the avoidance of doubt, shares of Company Preferred Stock) to purchase or otherwise acquire shares of Company Common Stock (whether or not vested) held by any Person, including, but not limited to, options to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock.

“Company Proposal” means any inquiry, proposal or offer from any Person other than the Surf Entities or any of their affiliates with respect to any (a) merger, joint venture, partnership, consolidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase or similar transaction involving the Company or any of its Subsidiaries which if consummated would result in any Person (other than the Surf Entities or any of their affiliates) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of fifteen percent (15%) or more of the total voting power of the Company or (b) direct or indirect acquisition, in one or a series of related transactions, of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in each case, other than the transactions contemplated by this Agreement.

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“COVID-19” means the coronavirus (SARS-CoV-2 and all related strains, sequences, evolutions or mutations thereof, and the associated disease COVID-19).

“COVID-19 Measures” means any Legal Requirement, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of COVID-19, including, but not limited to, the CARES Act.

“DOT” means the United States Department of Transportation.

“FAA” means the United States Federal Aviation Administration.

“Forgiven” means, with respect to Indebtedness, that such Indebtedness is forgiven by the SBA.

“GAAP” means United States generally accepted accounting principles consistently applied.

“GEM” means GEM Global Yield LLC SCS.

“GEM Facility” means that certain Share Purchase Agreement dated as of August 26, 2020, by and among Surf Holdings, GEM and GEM Yield Bahamas Limited, in effect as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time; provided; however, that Surf Entities shall not amend, restate, supplement or otherwise modify such agreement or any of the terms thereof in a manner to include or be subject to terms or conditions less favorable to the issuer thereunder or any of the stockholders of the Company or such issuer than the terms reflected in the form of the agreement provided to the Company prior to the date hereof.

“Information Statement” means the final version of the solicitation and information statement to be distributed to the Stockholders in connection with (i) soliciting the Stockholder Written Consent and (ii) notifying the Stockholders of any dissenters’ rights pursuant to Section 1.10.

“Intellectual Property” means any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible Intellectual Property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Key Employee” means the employee of the Company and/or any Subsidiary listed on Schedule B.

“Knowledge” or “Known” means, (i) with respect to the Company, the knowledge of the Chief Executive Officer of the Company, after due and diligent inquiry, and (ii) with respect to the Surf Entities, the knowledge of officers Surf Air, after due and diligent inquiry.

“Legal Requirements” means any applicable federal, state, local, non-U.S. or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Made Available” shall mean that the Company has made available to Surf Air and its representatives during the negotiation of this Agreement, but only if so posted or made available at least one (1) Business Days prior to the date of this Agreement.

“NewCo Option” means any option to purchase shares of NewCo Common Stock.

“NewCo Plan” means the equity incentive plan of NewCo disclosed in the Registration Statement.

“No-Shop Termination Date” means March 31, 2021, unless a definitive Business Combination Agreement by and among the Surf Entities and a SPAC shall have been duly entered into by such entities providing for a Business Combination involving such entities and their Subsidiaries and the consummation simultaneously with such Business Combination of the Merger pursuant to this Agreement (with the Company becoming a wholly owned subsidiary of NewCo) and the Ampaire Transaction or an Ampaire Equivalent Transaction, in which case the No-Shop Termination Date shall be the date upon which either the Business Combination Agreement or the Ampaire Acquisition Agreement is no longer in effect.

“Per Share Common Stock Consideration” means an amount equal to the Aggregate Common Stock Consideration divided by the aggregate number of shares of Company Common Stock (including vested and unvested restricted shares of Company Common Stock) outstanding as of immediately prior to the Effective Time. The Cash Consideration Percentage of the Per Share Common Stock Consideration shall be in cash and the Stock Consideration Percentage of the Per Share Common Stock Consideration shall be in the form of shares of NewCo Common Stock.

“Per Share Series A Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation. The Cash Consideration Percentage of the Per Share Series A Merger Consideration shall be in cash and Stock Consideration Percentage of the Per Share Series A Merger Consideration shall be in the form of shares of NewCo Common Stock.

“Per Share Series A-1 Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A-1 Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation. The Cash Consideration Percentage of the Per Share Series A-1 Merger Consideration shall be in cash and Stock Consideration Percentage of the Per Share Series A-1 Merger Consideration shall be in the form of shares of NewCo Common Stock.

“Per Share Series A-2 Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A-2 Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation. The Cash Consideration Percentage of the Per Share Series A-2 Merger Consideration shall be in cash and Stock Consideration Percentage of the Per Share Series A-2 Merger Consideration shall be in the form of shares of NewCo Common Stock.

“Per Share Series B Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation. The Cash Consideration Percentage of the Per Share Series B Merger Consideration shall be in cash and Stock Consideration Percentage of the Per Share Series B Merger Consideration shall be in the form of shares of NewCo Common Stock.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“PPP Escrow Account” means an account with the PPP Lender into which the PPP Loan Amount will be funded by one of the Surf Entities or NewCo at Closing pursuant to Section 5.16(b) to be held pursuant to the PPP Escrow Agreement.

“PPP Escrow Agreement” means an Escrow Agreement, dated as of or around the Closing Date, by and among the Company and the PPP Lender (as escrow agent), in form and substance acceptable to the PPP Lender.

“PPP Lender” means JPMorgan Chase Bank, N.A.

“PPP Loan” means that certain Note (as amended from time to time) dated as of April 7, 2020, by and between Southern Airways Express, LLC and the PPP Lender, in the original principal amount of $4,286,910 (together with any interest thereon payable by the Company or any of its subsidiaries after the Closing Date and less any such amounts actually Forgiven on or before the Closing Date, the “PPP Loan Amount”) issued pursuant to the SBA’s Paycheck Protection Program under the CARES Act.

“PPP Loan Forgiveness Amount” means the portion of the PPP Loan Amount that is determined to be Forgiven by the SBA and is actually remitted to the Company (or any of its Subsidiaries) or the Exchange Agent by the PPP Lender pursuant to the terms of the PPP Escrow Agreement following the Closing Date.

“PPP” means the SBA’s Paycheck Protection Program.

“Preferred Stock Merger Consideration” means the sum of (i) the Series A Merger Consideration, (ii) the Series A-1 Merger Consideration, (iii) the Series A-2 Merger Consideration and (iv) the Series B Merger Consideration.

“Pro Rata Share” means, with respect to each Stockholder, the proportion of the PPP Loan Forgiveness Amount in cash and the Unforgiven PPP Loan Amount in the form of shares of NewCo Common Stock, if any, to which such Stockholder may become entitled pursuant to Section 5.16, which shall be calculated as a fraction, (x) the numerator of which is the number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time plus the number of shares of Common Stock issuable immediately prior to the Effective Time upon conversion of the shares of Company Preferred Stock held by such Stockholder immediately prior to the Effective Time and (y) the denominator of which is the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the total number of shares of Common Stock issuable immediately prior to the Effective Time upon conversion of all of the shares of Company Preferred Stock outstanding immediately prior to the Effective Time. Each Stockholder’s Pro Rata Share shall be set forth on the Spreadsheet.

“Prospectus” means the final prospectus of NewCo included in the Registration Statement.

“Related Agreements” means the Key Employee Agreement, Certificate of Merger, Stockholder Written Consent, PPP Escrow Agreement, any director and officer resignation and release letters, and all other agreements and certificates entered into by the Company and the Stockholders in connection with the transactions contemplated herein.

“SBA” means the United States Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Series A Merger Consideration” means an amount equal to the Per Share Series A Merger Consideration multiplied by the aggregate number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series A Preferred Stock” means Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-1 Merger Consideration” means an amount equal to the Per Share Series A-1 Merger Consideration multiplied by the aggregate number of shares of Series A-1 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series A-1 Preferred Stock” means Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-2 Merger Consideration” means an amount equal to the Per Share Series A-2 Merger Consideration multiplied by the aggregate number of shares of Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series A-2 Preferred Stock” means Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Merger Consideration” means an amount equal to the Per Share Series B Merger Consideration multiplied by the aggregate number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series B Preferred Stock” means Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Stockholder” means any holder of any Company Capital Stock immediately prior to the Effective Time.

“Subsidiary” means, with respect to any party, any Person, in which such party directly or indirectly, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unforgiven PPP Loan Amount” means the amount, if any, by which the PPP Loan Amount as of the Closing Date exceeds the PPP Loan Forgiveness Amount.

“Warrants” means the common stock warrants to purchase shares of Company Common Stock, each dated April 2, 2018, granted by the Company to each of Academy Securities Inc., Roger Brandt and Patrick Perdue and any warrants issued in replacement thereof.

Exhibit A

Form of Voting and Support Agreement